Exhibit 5.3

December 7, 2012

QVC San Antonio, LLC

9855 Westover Hills Boulevard

San Antonio, TX 78251

Re:                             Registration Statement on Form S-4 with respect to the Exchange Notes (defined below) (the “Registration Statement”) to be filed by QVC, Inc. (the “Issuer”) with the Securities and Exchange Commission (the “Commission”) on the date hereof under the Securities Act of 1933, as amended (the “Securities Act”)

Ladies and Gentlemen:

We have acted as local Texas counsel to QVC San Antonio, LLC, a Texas limited liability company (the “Company”) in connection with the public offering of $500,000,000 aggregate principal amount of 5.125% Senior Notes due 2022 (the “Exchange Notes”) to be issued by the Issuer and guaranteed by the Company and certain other subsidiaries of the Issuer (collectively, the “Guarantors” and together with the Issuer, the “Credit Parties”). The Exchange Notes are to be issued pursuant to an exchange offer (the “Exchange Offer”) in exchange for a like principal amount of the Issuer’s issued and outstanding 5.125% Senior Notes due 2022 (the “Original Notes”). The Exchange Notes will be issued under the Issuer’s Indenture, dated July 2, 2012 (the “Indenture”) between the Credit Parties and U.S. Bank National Association, as trustee, as contemplated by the Registration Rights Agreement, dated July 2, 2012, between the Credit Parties and Barclays Capital Inc., as representative of the initial purchasers of the Original Notes.

In connection with this opinion letter, we have examined the (1) the Indenture; (2) the forms of the Exchange Notes and related Novation of Guarantee; (3) the organizational documents of the Company; (4) certain resolutions adopted by the board of directors of the Company relating to the Exchange Offer, the issuance of the Original Notes and the Exchange Notes and related Novations of Guarantee, the Indenture and related matters. We have also examined certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary to enable us to state the opinions expressed below.

In our examination, we have assumed the legal capacity and competency of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified,

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conformed or photostatic copies and the authenticity of the originals of such documents. In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents, and the validity and binding effect on such parties. As to any facts material to the opinions expressed herein, we have relied upon the representations contained in the Registration Statement and the Indenture, upon certificates of officers or other representatives of the Company.

Our opinions expressed herein are limited solely to matters governed by the laws of the State of Texas (excluding, however, securities laws and other laws which are understood as a matter of customary practice to be covered by third-party opinion letters only when they are referred to expressly). We express no opinion as to the application of the laws of any other jurisdiction or the securities or blue sky laws of the various states to the Exchange Offer.

Based upon the foregoing and subject to our stated assumptions, qualifications and limitations, in our opinion:

1.                                      Based on (a) the Certificate of Fact dated October 10, 2012, issued by the Office of the Secretary of State of the State of Texas and (b) the Certificate of Account Status dated October 10, 2012, issued by the Texas Comptroller of Public Accounts, the Company is validly existing as a limited liability company under the laws of the State of Texas and is in good standing under the laws of the State of Texas.

2.                                      The execution, delivery and performance by the Company of the Indenture as a Guarantor (including its guarantee of the Exchange Notes pursuant thereto) are within its limited liability company powers, have been duly authorized by all necessary limited liability company action of the Company, and do not result in a violation of any provisions of (i) the Certificate of Formation of the Company dated October 28, 2008, filed in the Office of the Secretary of State of the State of Texas on October 28, 2008, or (ii) the Company Agreement of the Company dated October 29, 2008.

This opinion letter speaks only as of the date hereof and is being delivered to you in connection with the above described transactions and may not be relied on by you for any other purpose. This opinion may also be relied upon by Sherman & Howard L.L.C. in connection with the opinion it is delivering to you as filed as an exhibit to the Registration Statement. Further, we hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption, “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are experts within the meaning of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Jackson Walker L.L.P.

JCH; AB